Exhibit (a)(4)
           FORM OF PERSONNEL OPTION STATUS REPORT



            GENERAL EMPLOYMENT ENTERPRISES, INC.

               Personnel Option Status Report



Optionee Name:

Optionee Address:

Optionee SS#:



This is a list, according to our records, of all options held by you as of August 5, 2002 having an exercise price of $3.00 per share or more:

                  Date     Date
Grant             Last     Exer-      Options    Options   Option
Date   Plan Name  Amended  cisable  Outstanding   Vested    Price











NOTE: All options are non-qualified stock options under the Internal Revenue Code, and all options will expire on the 10-year anniversary of the grant date.